Exhibit 10.4

Employment Agreement

(Amended and Restated as of December 23, 2004)

This Employment Agreement originally entered into as of November 18, 2004 and amended and restated in its entirety as of December 23, 2004 (the “Agreement”), is made by and between Charles A. Carroll (the “Executive”) and Goodman Global, Inc., a Delaware corporation, formerly known as Frio Holdings, Inc., and any of its subsidiaries and Affiliates as may employ Executive from time to time (collectively, and together with any successor thereto, the “Company”).

RECITALS

A.	The Executive currently serves as President and Chief Executive Officer of Goodman Global Holdings, Inc., a Texas corporation (“GG Holdings”).

B.	GG Holdings has entered into that certain Asset Purchase Agreement by and between GG Holdings, Frio Holdings, Inc. and Frio, Inc., a Delaware corporation, dated as of November 18, 2004 (the “Asset Purchase Agreement”), providing for the Company’s purchase of substantially all the assets of GG Holdings.

C.	Frio Holdings, Inc. and the Executive originally entered into this employment agreement as of November 18, 2004, and the Executive and the Company desire to amend and restate this employment agreement in its entirety, effective as of December 23, 2004.

D.	The Company desires to employ the Executive following the consummation of the transaction contemplated by the Asset Purchase Agreement pursuant to the terms and conditions set forth herein.

E.	The Executive desires to provide services to the Company on the terms and conditions set forth herein, effective upon the consummation of the transaction contemplated by the Asset Purchase Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the respective covenants and agreements set forth below the parties hereto agree as follows:

1. Certain Definitions

(a)	“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such Person where “control” shall have the meaning given such term under Rule 405 of the Securities Act.

(b)	“Agreement” shall have the meaning set forth in the preamble hereto.

(c)	“Annual Base Salary” shall have the meaning set forth in Section 3(a).

(d)	“Asset Purchase Agreement” shall have the meaning set forth in the Recitals.

(e)	“Board” shall mean the Board of Directors of the Company.

(f)	The Company shall have “Cause” to terminate the Executive’s employment hereunder upon:

(i)	The Executive’s willful failure to substantially perform the duties set forth in this Agreement (other than any such failure resulting from the Executive’s Disability) which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(ii)	The Executive’s willful failure to carry out, or comply with, in any material respect any lawful and reasonable directive of the Board not inconsistent with the terms of this Agreement, which is not remedied within 30 days after receipt of written notice from the Company specifying such failure;

(iii)	The Executive’s commission at any time of any act or omission that results in, or that may reasonably be expected to result in, a conviction, plea of no contest or imposition of unadjudicated probation for any felony or crime involving moral turpitude;

(iv)	The Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s premises or while performing the Executive’s duties and responsibilities under this Agreement; or

(v)	The Executive’s commission at any time of any act of fraud, embezzlement, misappropriation, material misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof).

(g)	“Change in Control” shall mean the first to occur of the following events:

(i)

The consummation of (A) a direct or indirect sale or other disposition of all or substantially all the assets of the Company, or (B) a change in ownership or control of the Company effected through a transaction or series of transactions (other than an offering of Common Stock by the Company (of either treasury shares or newly issued shares) to the general public through a registration statement filed with the Securities and Exchange Commission) (each, a “Business Combination”) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries, the Principal Stockholder or any “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company or the Principal Stockholder) (collectively, a “Business Combination Person”) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than (1) fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition, or (2) an amount greater than the amount owned or controlled, directly or indirectly, by the Principal Stockholder of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; provided that, notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to this Section 1(g)(i)(B)(2) unless a majority of the members of the board of directors (or similar governing body) of the entity resulting from such Business Combination are employees of the Business Combination Person; or

(ii)	A majority of the members of the Board cease to be Continuing Directors; or

(iii)	Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

(h)	“Common Stock” shall mean common stock of the Company, par value $0.01 per share.

(i)	“Company” shall, except as otherwise set forth in Section 6(d) or Section 7(f), have the meaning set forth in the preamble hereto.

(j)	“Compensation Committee” means the Compensation Committee of the Board.

(k)	“Continuing Director” means any person who either (i) was a member of the Board as of the date of this Agreement; or (ii) was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of the Board at the time of such nomination or election.

(l)	“Date of Termination” shall mean (i) if the Executive’s employment is terminated by his death, the date of his death; or (ii) if the Executive’s employment is terminated pursuant to Section 4(a)(ii) – (vi) either the date indicated in the Notice of Termination or the date specified by the Company pursuant to Section 4(b), whichever is earlier.

(m)	“Disability” shall mean the absence of the Executive from the Executive’s duties with the Company on a full-time basis for a total of three months during any six-month period as a result of incapacity due to mental or physical illness.

(n)	“Effective Date” shall have the meaning set forth in Section 2(b).

(o)	“Effective Date Fair Market Value” shall mean the purchase price per share of Common Stock or preferred stock of the Company, as applicable, paid by the Principal Stockholder in connection with the transaction contemplated by the Asset Purchase Agreement.

(p)	“Equity Interests” shall have the meaning set forth in Section 3(c).

(q)	“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time.

(r)	“Executive” shall have the meaning set forth in the preamble hereto.

(s)	“Executive Bonus Plan” shall mean the Company’s Senior Executive Incentive Bonus Plan or such other bonus plan as may be designated by the Compensation Committee.

(t)	“Extension Term” shall have the meaning set forth in Section 2(b).

(u)	“GG Holdings” shall have the meaning set forth in the Recitals.

(v)	“GG Holdings Employment Agreement” shall mean that certain Amended and Restated Employment Agreement dated as of July 1, 2004 by and between GG Holdings and the Executive.

(w)	The Executive shall have “Good Reason” to resign his employment upon the occurrence of any of the following:

(i)	Failure of the Company or its shareholders to continue the Executive in the position of President and Chief Executive Officer or as a member of the Board of Directors of the Company;

(ii)	A material diminution in the nature or scope of the Executive’s responsibilities, duties or authority;

(iii)	Failure of the Company to make any material payment or provide any material benefit under this Agreement; or

(iv)	The Company’s material breach of this Agreement or any Option Agreement;

provided, however, that notwithstanding the foregoing the Executive may not resign his employment for Good Reason unless: (A) the Executive provides the Company with at least 30 days prior written notice of his intent to resign for Good Reason (which notice is provided not later than the 30th day following the occurrence of the event constituting Good Reason) and (B) the Company has not remedied the alleged violation(s) within the 30-day period; and, provided, further, that Executive may resign his employment for Good Reason if in connection with any Change in Control the purchaser does not assume the severance provisions set forth in Section 5 (including corresponding definitions) (or substitute substantially identical severance provisions) with respect to the Executive and if Executive does not accept employment with such purchaser in connection with the Change in Control.

(x)	“Initial Term” shall have the meaning set forth in Section 2(b).

(y)	“Notice of Termination” shall have the meaning set forth in Section 4(b).

(z)	“Option” shall have the meaning set forth in Section 3(d).

(aa)	“Option Agreement” shall mean a written agreement to purchase Common Stock pursuant to the Option Plan entered into by and between the Executive and the Company as of the Effective Date.

(bb)	“Option Plan” shall mean a stock option plan to be adopted by the Company as of the Effective Date.

(cc)	“Performance Vesting Option” shall have the meaning set forth in Section 3(d).

(dd)	“Performance Vesting Option Catch-Up” shall have the meaning set forth in Section 3(d).

(ee)	“Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

(ff)	“Principal Stockholder” shall mean Frio Holdings, LLC, a Delaware limited liability company, and its Affiliates.

(gg)	“Related Agreements” shall have the meaning set forth in Section 15.

(hh)	“Rollover Amount” shall have the meaning set forth in Section 3(c).

(ii)	“Securities Act” shall mean the Securities Act of 1933, as amended from time to time.

(jj)	“Subscription Agreement” shall have the meaning set forth in Section 3(c).

(kk)	“Term” shall have the meaning set forth in Section 2(b).

(ll)	“Time Vesting Option” shall have the meaning set forth in Section 3(d).

2. Employment

(a)	In General. The Company shall employ the Executive and the Executive shall enter the employ of the Company, for the period set forth in Section 2(b), in the position set forth in Section 2(c), and upon the other terms and conditions herein provided.

(b)	Term. The initial term of employment under this Agreement (the “Initial Term”) shall be for the period beginning on the Closing Date (as defined in the Asset Purchase Agreement) (the “Effective Date”) and ending on the third anniversary thereof, unless earlier terminated as provided in Section 4. The employment term hereunder shall automatically be extended for successive one-year periods (each, an “Extension Term” and, collectively with the Initial Term, the “Term”) unless either party gives notice of non-extension to the other no later than 180 days prior to the expiration of the then-applicable Term. In the event that the transaction contemplated by the Asset Purchase Agreement is not consummated, this Agreement shall be void ab initio. Notwithstanding the foregoing, this agreement shall not supersede the GG Holdings Employment Agreement with respect to Section 6 (Obligations of the Company upon a Change in Control) or Section 7 (Extended Health Benefits).

(c)	Position and Duties.

(i) The Executive shall serve as President and Chief Executive Officer of the Company with such customary responsibilities, duties and authority customarily associated with such positions in a company the size and nature of the Company as may from time to time be assigned to the Executive by the Board. Such duties, responsibilities and authority may include services for one or more subsidiaries or Affiliates of the Company. The Executive shall report to the Board. The Executive agrees to observe and comply with the Company’s rules and policies as adopted by the Company from time to time. The Executive shall devote substantially all his working time and efforts to the business and affairs of the Company; provided, that it shall not be considered a violation of the foregoing for the Executive to (A) with the prior consent of the Board (which consent shall not unreasonably be withheld), serve on corporate, industry, civic or charitable boards or committees, (B) accept speaking engagements and (C) manage his personal affairs, so long as none of such activities significantly interferes with the Executive’s duties hereunder.

(ii) As of the Effective Date, the Principal Stockholder shall cause the Executive to be appointed or elected to the Board. During the Term, the Board shall propose the Executive for re-election to the Board and the Principal Stockholder shall vote all of its shares of Common Stock in favor of such re-election.

(iii) The Executive’s principal place of employment shall be the Company’s offices in the Houston, Texas metropolitan area.

3. Compensation and Related Matters

(a)	Annual Base Salary. During the Term, the Executive shall receive a base salary at a rate of $900,000 per annum, which shall be paid in accordance with the customary payroll practices of the Company, subject to increase as determined by the Compensation Committee (the “Annual Base Salary”).

(b)	Annual Bonus. With respect to each of the Company’s fiscal years that end during the Term, the Executive shall be eligible to receive an annual performance-based bonus in accordance with the terms of the Executive Bonus Plan. The Executive Bonus Plan shall provide that (i) if the Company achieves certain threshold targets (as established in accordance with the terms of the Executive Bonus Plan) for an applicable fiscal year, the Executive’s annual bonus shall be payable in an amount equal to 37.5% of his Annual Base Salary, and (ii) if the Company achieves certain projected targets (as established in accordance with the terms of the Executive Bonus Plan) for an applicable fiscal year, the Executive’s annual bonus shall be payable in an amount equal to 100% of his Annual Base Salary. The Compensation Committee may, in its sole discretion, provide that the Executive shall be paid an additional bonus amount pursuant to the Executive Bonus Plan with respect to any fiscal year.

(c)

Equity Buy-In. As of the Effective Date, the Executive shall subscribe to purchase, and the Company agrees to issue to the Executive, shares of Common Stock or preferred stock (together, the “Equity Interests”); provided that the pro rata ownership percentage of each type of Equity Interest shall be equal among the Executive and the Principal Stockholder as of the Closing Date. The Executive’s purchase of the Equity Interests shall be evidenced by a written subscription agreement by and between the Company and the Executive (the “Subscription Agreement”). The Subscription Agreement shall provide that the Executive shall invest $8,474,453 (the “Rollover Amount”), which amount represents a good faith estimate of 50% of the after-tax amount of all cash payments received pursuant to (i) Section 6(a)(v) of the GG Holdings Employment Agreement and (ii) the Appreciation Rights granted to him pursuant to the Amended and Restated Goodman Global Holdings, Inc. Appreciation Rights Plan, as amended. The purchase price per share purchased in accordance with this Section 3(c) shall be equal to the Effective Date Fair Market Value. Equity Interests purchased pursuant to the Subscription Agreement shall be subject to a Management Stockholders Agreement entered into by and between the Company and the Executive as of the Effective Date containing substantially the terms set forth on Exhibit A hereto. For administrative convenience, the Executive hereby (i) authorizes GG Holdings (or one of its affiliates) to pay the Rollover Amount directly to the Company in satisfaction of the Executive’s obligation to purchase the Equity Interests pursuant to this Section 3(c) and (ii) acknowledges and agrees that (A) GG Holdings (or one of its affiliates) will pay the Rollover Amount directly to the Company and (B) notwithstanding anything to the contrary in the GG Holdings Employment Agreement, the Appreciation Rights Plan or any other applicable agreement, the Rollover Amount will not be paid to the Executive. The Company acknowledges and agrees that the payment of the Rollover Amount by GG Holdings (or one of its affiliates) to the Company shall satisfy the Executive’s obligation to pay the purchase price for the Equity Interests pursuant to this Section 3(c). The closing of the transaction described in this Section 3(c) shall occur at such date as may be established by the Company, which date shall be not less than 30 days following the Effective Date.

(d)	Option Plan. As of the Effective Date, the Executive shall be granted a non-qualified stock option (the “Option”) to purchase that number of shares equal to 2.625% of the shares of Common Stock outstanding as of the Effective Date pursuant to the Option Plan and Option Agreement. The Option Plan and Option Agreement will provide, inter alia, that (i) the per share exercise price of each share of Common Stock subject to the Option shall be equal to Effective Date Fair Market Value; (ii) subject to the Executive’s continued employment with the Company: (A) the Option shall be eligible to become vested and exercisable with respect to 50% of the shares covered thereby in equal installments of 12.5% each on each December 31 beginning in 2005 and ending in 2008 (the “Time Vesting Option”) and (B) the Option shall be eligible to become vested and exercisable with respect to 50% of the shares covered thereby on the eighth anniversary of the Effective Date (the “Performance Vesting Option”); provided that an installment equal to 10% of the options shall be eligible to become vested following each of fiscal years 2005 through 2009 if the applicable “EBITDA” target set forth in the Option Agreement (substantially as set forth in Exhibit B hereto) is achieved for such year and the “Return on Invested Capital” threshold set forth in the Option Agreement is achieved for such year. Any performance-based installment described in Section 3(d)(ii)(B) above (other than the installment first eligible to become vested following 2009), that does not become vested when first eligible will be eligible to become vested following the immediately succeeding fiscal year if the EBITDA target with respect to such immediately succeeding fiscal year is achieved for such year (the “Performance Vesting Option Catch-Up”). Shares purchased upon the exercise of the Option shall be subject to the Management Stockholders Agreement referenced in Section 3(c). Notwithstanding the foregoing, immediately prior to a Change in Control (i) the Time Vesting Option shall become fully vested and exercisable with respect to all shares covered thereby and (ii) the Performance Vesting Option shall become vested and exercisable with respect to all shares that, as of the date of such Change in Control (A) are eligible to become vested pursuant to the proviso set forth in Section 3(d)(ii)(B) above, and (B) if the Change in Control occurs following July 1 of any year and the Compensation Committee determines in good faith that absent such Change in Control the applicable EBITDA target set forth in Section 3(d)(ii)(B) would be met with respect to such year, are eligible to become vested pursuant to the Performance Vesting Option Catch-Up (but the Performance Vesting Option shall not become vested with respect to any shares that are eligible to become vested only upon the eighth anniversary of the date of grant pursuant to Section 3(d)(ii)(B) above).

(e)	Benefits. During the Term, the Executive shall be entitled to participate in employee benefit plans, programs and arrangements of the Company now (or, to the extent determined by the Board, hereafter) in effect which are applicable to the senior executives of the Company in accordance with their terms. Such benefits shall be provided at a level and on terms and conditions consistent with the Executive’s position, and shall be no less favorable to the Executive than those benefit levels applying to other senior executives of the Company.

(f)	Vacation. During the Term, the Executive shall be entitled to paid vacation in accordance with the Company’s vacation policies applicable to executives of the Company, provided that Executive shall be entitled to at least four weeks of vacation annually. Any vacation shall be taken at the reasonable and mutual convenience of the Company and the Executive.

(g)	Expenses. During the Term, the Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by him in the performance of his duties to the Company in accordance with the Company’s expense reimbursement policy.

4. Termination

The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)	Circumstances.

(i)	Death. The Executive’s employment hereunder shall terminate upon his death.

(ii)	Disability. If the Executive has incurred a Disability, the Company may give the Executive written notice of its intention to terminate the Executive’s employment, provided, however, that such notice shall not be effective prior to the earlier to occur of (A) the first anniversary of the date the Executive incurred the Disability or (B) the expiration of short-term disability benefits pursuant to any applicable Company benefit plan. In that event, the Executive’s employment with the Company shall terminate effective on the later to occur of (X) the 30th day after the receipt of such notice by the Executive or (Y) the earlier to occur of the events described in subparagraphs (A) or (B) of this Section 4(a)(ii), provided that prior to the effective date of such termination, the Executive shall not have returned to full-time performance of his duties.

(iii)	Termination for Cause. The Company may terminate the Executive’s employment for Cause.

(iv)	Termination without Cause. The Company may terminate the Executive’s employment without Cause.

(v)	Resignation for Good Reason. The Executive may resign his employment for Good Reason.

(vi)	Resignation without Good Reason. The Executive may resign his employment without Good Reason.

(b)	Notice of Termination. Any termination of the Executive’s employment by the Company or by the Executive under this Section 4 (other than termination pursuant to Section 4(a)(i)) shall be communicated by a written notice to the other party hereto indicating the specific termination provision in this Agreement relied upon, setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and specifying a Date of Termination which, if submitted by the Executive, shall be at least 30 days following the date of such notice (a “Notice of Termination”); provided, however, that the Company may, in its sole discretion, change the Date of Termination to any date following the Company’s receipt of the Notice of Termination. A Notice of Termination submitted by the Company may provide for a Date of Termination on the date the Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

(c)	Company Obligations upon Termination. Upon termination of the Executive’s employment, the Executive (or the Executive’s estate) shall be entitled to receive (i) except in the event of the Executive’s Disability, any amount of the Executive’s Annual Base Salary through the Date of Termination not theretofore paid, (ii) any expenses owed to the Executive under Section 3(g), (iii) any accrued vacation pay owed to the Executive pursuant to Section 3(f), and (iv) any amount arising from the Executive’s participation in, or benefits under any employee benefit plans, programs or arrangements under Section 3(e), which amounts shall be payable in accordance with the terms and conditions of such employee benefit plans, programs or arrangements including, if applicable, any death benefits. In the event of the Executive’s Disability, in lieu of Annual Base Salary during such period of Disability, the Executive shall be entitled to receive any applicable short-term disability benefits pursuant to any applicable Company benefit plan.

5. Severance Payments

(a)	Termination due to Death or Disability. If the Executive’s employment shall terminate pursuant to Section 4(a)(i) due to the Executive’s death, or pursuant to

Section 4(a)(ii) due to Executive’s Disability, then the Company shall pay to the Executive (or Executive’s estate) a prorated amount of the Executive’s Annual Bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee and payable at such time as the Executive’s Annual Bonus would otherwise have been payable pursuant to the Executive Bonus Plan).

(b)	Termination without Cause; Resignation for Good Reason. If the Executive’s employment shall terminate without Cause pursuant to Section 4(a)(iv) or for Good Reason pursuant to Section 4(a)(v), subject to the Executive’s execution of a general waiver and release of claims agreement in the Company’s customary form, then the Company shall:

(i)	Continue to pay to the Executive his base salary as described in Section 3(a), in accordance with the Company’s regular payroll practices, during the period beginning on the Date of Termination and ending on the earliest to occur of (A) the second anniversary of the Date of Termination; or (B) the first date that the Executive violates any covenant contained in Section 6, or 7; (and, if applicable, has failed to cure such violation within the cure period set forth in Section 8; provided that if Executive’s Date of Termination is on or after a Change in Control and prior to the second anniversary of such Change in Control, then in lieu of continuing such payments of base salary, the Company shall pay Executive two times his base salary (as described in Section 3(a)) in a single lump sum within 30 days of the Date of Termination.

(ii)	Pay to the Executive a prorated amount of the Executive’s Annual Bonus based on the Company’s year-to-date performance through the Date of Termination in relation to the performance targets set forth in the Executive Bonus Plan (such amount to be determined in good faith by the Compensation Committee and payable at such time as Executive’s Annual Bonus would otherwise have been payable pursuant to the Executive Bonus Plan); provided that, notwithstanding the foregoing, if the Date of Termination is on or after a Change in Control and prior to the second anniversary of such Change in Control, then in lieu of paying any other amounts pursuant to this Section 5(b)(ii) the Company shall pay Executive an amount equal to the amount of the Executive’s annual bonus assuming the projected targets referred to in Section 3(b)(ii) are achieved, multiplied by a fraction, the numerator of which is the number of days in the fiscal year elapsed up to and including the Date of Termination, and the denominator of which is 365; such amount payable within 30 days of the Date of Termination.

(c)	Survival. The expiration or termination of the Term shall not impair the rights or obligations of any party hereto, which shall have accrued prior to such expiration or termination.

6. Non-Competition; Non-Solicitation

(a)	The Executive shall not, at any time during the Term or during the two year period immediately following the Date of Termination (the “Restricted Period”) directly or indirectly engage in, have any equity interest in, or manage or operate any person, firm, corporation, partnership, business or entity (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise (each, a “Position”)) that engages in (either directly or through any subsidiary or Affiliate thereof) any business or activity (a “Competitive Activity”) which competes with any of the businesses of the Company or any entity owned by the Company anywhere in the world. Notwithstanding the foregoing the Executive shall be permitted to acquire a passive stock or equity interest in such a business provided the stock or other equity interest acquired is not more than five percent (5%) of the outstanding interest in such business.

(b)	During the Restricted Period, the Executive will not directly or indirectly, either for himself or on behalf of any other entity, recruit or otherwise solicit or induce any employee, customer, distributor, contractor, national builder or supplier of the Company to terminate its employment or arrangement with the Company, otherwise change its relationship with the Company, or establish any relationship with the Executive or any of his affiliates for any business purpose deemed competitive with the business of the Company. In addition, during the Restricted Period, the Executive shall not, either for himself or on behalf of any other entity, hire or cause to be hired any person who was employed by the Company at any time during the 12-month period immediately prior to the Date of Termination or who thereafter becomes employed by the Company.

(c)	In the event the terms of this Section 6 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

(d)	As used in this Section 6, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

(e)	The provisions contained in Section 6(a) and Section 6(b) may be altered and/or waived with the prior written consent of the Board or the Compensation Committee.

7. Nondisclosure of Proprietary Information; Non-Disparagement

(a)	Except as he reasonably and in good faith determines to be required in the faithful performance of the Executive’s duties hereunder or pursuant to Section 7(c), the

Executive shall, during the Term and after the Date of Termination, maintain in confidence and shall not directly or indirectly, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company, including, without limitation, information with respect to the Company’s operations, processes, protocols, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, compensation paid to employees or other terms of employment (“Proprietary Information”), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such Proprietary Information. The Executive’s obligation to maintain and not use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any Proprietary Information after the Date of Termination will continue so long as such Proprietary Information is not, or has not by legitimate means become, generally known and in the public domain (other than by means of the Executive’s direct or indirect disclosure of such Proprietary Information) and is continued to be maintained as Proprietary Information by the Company. The parties hereby stipulate and agree that as between them, the Proprietary Information identified herein is important, material and affects the successful conduct of the businesses of the Company (and any successor or assignee of the Company).

(b)	Upon termination of the Executive’s employment with the Company for any reason, the Executive will promptly deliver to the Company all correspondence, drawings, manuals, letters, notes, notebooks, reports, programs, plans, proposals, financial documents, or any other documents concerning the Company’s customers, business plans, marketing strategies, products or processes.

(c)	The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest possible notice thereof, shall, as much in advance of the return date as possible, make available to the Company and its counsel the documents and other information sought and shall assist such counsel in resisting or otherwise responding to such process.

(d)	The Executive agrees not to disparage the Company, any of its products or practices, or any of its directors, officers, agents, representatives, stockholders or affiliates, either orally or in writing, at any time; provided, that the Executive may confer in confidence with his legal representatives and make truthful statements as required by law.

(e)	The Company agrees to require the members of the Board and the executive officers of the Company not to disparage the Executive, either orally or in writing, at any time; provided, that, the Company may confer in confidence with its legal representatives and make truthful statements as required by law.

(f)	As used in this Section 7, the term “Company” shall include the Company, its parent, related entities, and any of its direct or indirect subsidiaries.

8. Injunctive Relief; Right to Cure

It is recognized and acknowledged by the Executive that a breach of the covenants contained in Sections 6 and 7 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, the Executive agrees that in the event of a breach of any of the covenants contained in Sections 6 and 7, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief. Notwithstanding the foregoing, except in the case of a willful breach of the covenants contained in Sections 6 and 7, the Company shall provide the Executive with written notice of the breach and 30 days to cure the breach; provided, however, that notwithstanding the foregoing the Company shall be entitled to specific performance and injunctive relief immediately upon the occurrence of any breach of the covenants contained in Sections 6 and 7. Executive shall not be deemed for purposes of Section 5(b)(i) to have breached any of the covenants contained in Section 6 and 7 prior to the end of the 30-day cure period, notwithstanding the Company’s having obtained specific performance or injunctive relief.

9. Indemnification

The Company shall provide the Executive with indemnification on the same terms as is provided by his indemnification agreements with GG Holdings in effect as of the date hereof, with the Company having all of the obligations and liabilities of GG Holdings thereunder with respect to Executive’s actions as an employee, officer or director of the Company and its Affiliates. The terms of such indemnification agreement are incorporated herein by reference in their entirety; provided that all references to Texas law in such indemnification agreement shall be deemed to references to Delaware law. Such indemnification shall not be exclusive of any other indemnification provided pursuant by law, the by-laws or certificate of incorporation or other organizational documents of the Company or any of its affiliates or otherwise. The Company further agrees that the indemnification provisions set forth in Section 13 of Article III of the Company’s by-laws are incorporated herein by reference and made a part hereof, and any repeal or other modification of such Section of the by-laws or any repeal or modification of the Delaware General Corporation Law or any other applicable law shall not limit Executive’s entitled to the advancement of expenses or indemnification under such Section 13 with respect to any matter occurring during Executive’s employment with the Company, regardless of when the underlying claim may be asserted. The Company shall maintain directors and officers insurance covering Executive as is customary for similarly situated executives at similarly situated companies. The provisions of this Section 9 shall survive the termination of this Agreement. Notwithstanding the foregoing, the Company shall have no indemnification or other obligation to the Executive pursuant to this Section 9 (and the documents incorporated herein) to the extent that satisfaction of such obligation violates any applicable law, rule or regulation. For the avoidance of doubt, nothing in this Section 9 or otherwise shall entitle the Executive to receive any advancement of legal fees or other payments in connection with any dispute as to whether the Executive’s employment was terminated with or without Cause or with or without Good Reason. The parties acknowledge and agree that nothing in this Section 9 shall alter any obligation of the Company pursuant to Sections 2.3(e) and 7.6 of the Asset Purchase Agreement with respect to events occurring on or prior to the Closing Date (as defined in the Asset Purchase Agreement).

10. Assignment and Successors

The Company may assign its rights and obligations under this Agreement to any entity, including any successor to all or substantially all the assets of the Company, by merger or otherwise, and may assign or encumber this Agreement and its rights hereunder as security for indebtedness of the Company and its affiliates. The Executive may not assign his rights or obligations under this Agreement to any individual or entity. This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

11. Governing Law

This Agreement shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Delaware, without reference to the principles of conflicts of law of Delaware or any other jurisdiction, and where applicable, the laws of the United States.

12. Validity

The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

13. Notices

Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company:

Goodman Global, Inc.

c/o Apollo Management, L.P.

9 West 57th Street

New York, NY 10019

Fax.:  (212) 515-3288

Attn: Larry Berg

with a copy to:

Latham & Watkins, LLP

885 Third Avenue

New York, New York 10022-4802

Fax:   (212) 751-4864

Attn: Raymond Y. Lin

(b)	If to the Executive, to the address set forth on the signature page hereto or at any other address as any party shall have specified by notice in writing to the other party.

14. Counterparts

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

15. Entire Agreement

The terms of this Agreement and the other agreements and instruments contemplated hereby or referred to herein (collectively the “Related Agreements”) are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement. The parties further intend that this Agreement and the Related Agreements shall constitute the complete and exclusive statement of their terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement and the Related Agreements. Notwithstanding the foregoing, the Company acknowledges and agrees that on or following the Effective Date the Executive may be entitled to receive certain payments and benefits pursuant to Sections 6 and/or 7 of the GG Holdings Employment Agreement and that nothing in the Agreement shall limit the payments and/or benefits that may become payable or provided to the Executive by Holding pursuant to such Amended and Restated Employment Agreement.

16. Amendments; Waivers

This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a duly authorized officer of Company. By an instrument in writing similarly executed, the Executive or a duly authorized officer of the Company may waive compliance by the other party or parties with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure. No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

17. No Inconsistent Actions

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement. Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

18. Construction

This Agreement shall be deemed drafted equally by both the parties. Its language shall be construed as a whole and according to its fair meaning. Any presumption or principle that the language is to be construed against any party shall not apply. The headings in this Agreement are only for convenience and are not intended to affect construction or interpretation. Any references to paragraphs, subparagraphs, sections or subsections are to those parts of this Agreement, unless the context clearly indicates to the contrary. Also, unless the context clearly indicates to the contrary, (a) the plural includes the singular and the singular includes the plural; (b) “and” and “or” are each used both conjunctively and disjunctively; (c) “any,” “all,” “each,” or “every” means “any and all,” and “each and every”; (d) “includes” and “including” are each “without limitation”; (e) “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” refer to the entire Agreement and not to any particular paragraph, subparagraph, section or subsection; and (f) all pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the entities or persons referred to may require.

19. Arbitration

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before an arbitrator in New York, New York in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitration award in any court having jurisdiction, provided, however, that the Company shall be entitled to seek a restraining order or injunction in any court of competent jurisdiction to prevent any continuation of any violation of the provisions of Sections 6 or 7 of the Agreement and the Executive hereby consents that such restraining order or injunction may be granted without requiring the Company to post a bond. Only individuals who are (a) lawyers engaged full-time in the practice of law; and (b) on the AAA register of arbitrators shall be selected as an arbitrator. Within 20 days of the conclusion of the arbitration hearing, the arbitrator shall prepare written findings of fact and conclusions of law. It is mutually agreed that the written decision of the arbitrator shall be valid, binding, final and non-appealable, provided however, that the parties hereto agree that the arbitrator shall not be empowered to award punitive damages against any party to such arbitration. The arbitrator shall require the non-prevailing party to pay the arbitrator’s full fees and expenses or, if in the arbitrator’s opinion there is no prevailing party, the arbitrator’s fees and expenses will be borne equally by the parties thereto. In the event action is brought to enforce the provisions of this Agreement pursuant to this Section 19, the non-prevailing parties shall be required to pay the reasonable attorney’s fees and expenses of the prevailing parties, except that if in the opinion of the court or arbitrator deciding such action there is no prevailing party, each party shall pay its own attorney’s fees and expenses.

20. Enforcement

If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a portion of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of such illegal, invalid or unenforceable provision there shall be added automatically as part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

21. Withholding

The Company shall be entitled to withhold from any amounts payable under this Agreement any federal, state, local or foreign withholding or other taxes or charges which the Company is required to withhold. The Company shall be entitled to rely on an opinion of counsel if any questions as to the amount or requirement of withholding shall arise.

22. Employee Acknowledgement

The Executive acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, has not acted in reliance upon any representations or promises made by the Company other than those contained in writing herein, and has entered into this Agreement freely based on his own judgment.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

COMPANY

By:	/s/ Patricia M. Navis
	Name:	Patricia M. Navis
	Title:	Vice President and Secretary

EXECUTIVE

By:	/s/ Charles A. Carroll
Charles A. Carroll

Residence Address:

Exhibit A

Stockholders Agreement	All Equity Interests acquired by Executive pursuant to the investment contemplated by this Employment Agreement, in connection with the exercise of Options or otherwise shall be subject to one or more stockholders agreements containing certain transfer restrictions, bring-along rights, tag-along rights, Executive put rights, Company call rights and other customary terms and conditions.

Restrictions on Transfer	The Management Stockholders Agreement shall provide that the Executive will not sell, assign, transfer, convey, pledge or otherwise dispose of (collectively, “Transfer”) any Equity Interests without the prior written consent of the Company, which consent shall have been authorized by a majority of the members of the Board and which consent may be (a) withheld in the sole discretion of the Board, or (b) given subject to reasonable terms and conditions determined by the Board in its sole discretion. Notwithstanding the foregoing, the Management Stockholders Agreement shall not prevent the Executive from Transferring Equity Interests (w) pursuant to any put right, call right, tag-along right, bring-along right or piggyback registration right permitted pursuant to the terms of the Management Stockholders Agreement; (x) to the Company or Frio Holdings, LLC; (y) to members of the Executive’s immediate family or certain trusts or family limited liability companies or partnerships maintained for their benefit for tax or estate planning purposes; or (z) upon the Executive’s death, to the Executive’s executors, administrators, testamentary trustees, legatees and beneficiaries (collectively, the “Permitted Transferees”).

Put Rights	The Executive, during the period beginning on the date of the Executive’s termination of employment by the Company without Cause, by the Executive for Good Reason or due to death or disability and ending on the nine month anniversary of the later of (a) the date of such termination of employment; or (b) the date of the exercise of any Options held by the Executive as of the date of such termination of employment, the Executive (or his representative or estate, if applicable) shall have the right to require the Company to repurchase, in a single transaction, no less than all of the Equity Interests held by the Executive (“Put Right”); provided, however, that, notwithstanding the foregoing, in no event shall the Company purchase any Equity Interests pursuant to the Put Right prior to the day immediately following the six month anniversary of the date the Executive first purchased such Equity Interests (whether pursuant to the exercise of Options or otherwise). The repurchase price payable by the Company upon exercise of the Put Right shall be the fair market value of the Equity Interests subject to the Put Right.

Call Rights	Except as otherwise set forth below, with respect to all Equity Interests held by the Executive, during the period beginning on the date of the Executive’s termination of employment and ending on the nine month anniversary of the later of (a) the date of such termination of employment; or (b) the date of the exercise of any Options held by the Executive as of the date of such termination of employment, the Company shall have the option to repurchase the Equity Interests held by the Executive (“Call Right”); provided, however, that, notwithstanding the foregoing, in no event shall the Company purchase any Equity Interests pursuant to the Call Right prior to the day immediately following the six month anniversary of the date the Executive first purchased such Equity Interests (whether pursuant to the exercise of Options or otherwise). The Call Right may be exercised more than once, but must be exercised with respect to all (but not less than all) of the Executive’s Equity Interests outstanding on the date of any Call Notice (as defined below). Except as otherwise set forth below, the repurchase price payable by the Company upon exercise of the Call Right (“Call Repurchase Price”) shall be the fair market value of the Equity Interests subject to the Call Right; provided, that in the event that within six months after the exercise of any Call Right, the Company or its stockholders enter into an agreement with respect to a transaction which would result in a Change of Control or files a registration statement with respect to an initial public offering, then, to the extent that such Change of Control transaction or initial public offering is consummated, upon the closing thereof, the Company shall pay the Executive an additional amount (the “Makeup Amount”) equal on a per share basis to the positive difference between (A) the price per share which Executive would have received had the shares which were purchased pursuant to the Call Right been sold or transferred in the Change of Control or the offering price per share in the initial public offering minus (B) the Call Repurchase Price. Notwithstanding the foregoing, in the event of the Executive’s termination of employment for Cause or the Executive’s violation of any restrictive covenants contained in the Management Stockholders Agreement, the Call Repurchase Price shall be the lesser of (x) fair market value and (y) the purchase price paid by the Executive for the Equity Interests, and shall not be entitled to any Makeup Amount. The Call Right shall be exercised by written notice (“Call Notice”) to the Executive on or prior to the last date on which the Call Right may be exercised by the Company. In addition, effective immediately prior to a change in control of the Company, the Company shall have a Call Right with respect to all Equity Interests held by Executive.

Right of First Refusal	If the Executive (the “Offering Stockholder”) shall have received a bona fide offer or offers from a third party or parties to purchase any Equity Interests (other than a Permitted Transferee), and the Transfer shall have been approved by the Company pursuant to the terms set forth in the Restrictions on Transfer paragraph above, prior to selling any Equity Interests to the third party or parties, the Executive shall deliver to the Company and Apollo Management, L.P. (together with its affiliates, “Apollo”) a letter (the “Offer Notice”) signed by the Executive setting forth: (a) the name of the third party or parties; (b) the prospective purchase price per share of the Equity Interests; (c) all material terms and conditions contained in the offer of the third party or parties; and (d) the Executive’s offer (irrevocable by its terms for 60 days following the later of (i) the date of the receipt of such offer or (ii) the six month anniversary of the date such Equity Interests was first purchased by the Executive (such 60-day period, the “Offer Period”)) to sell to the Company and Apollo all (but not less than all) of the Equity Interests covered by the offer of the third party or parties, for a purchase price per share and on other terms and conditions not less favorable to the Company and Apollo than those contained in the offer of the third party or parties (an “Offer”).

Upon receipt of such Offer Notice, the Company and Apollo shall have an option to purchase any or all of the Equity Interests described in the Offer Notice at the purchase price and upon the terms and conditions specified in the Offer.

Tag-Along Rights	If Frio Holdings, LLC, any affiliate thereof or any Frio Transferee (as defined below) (collectively, the “Apollo Stockholders”) at any time proposes to Transfer any class of Equity Interests to a purchaser (other than to any other Apollo Stockholder), in a single Transfer or a series of related Transfers constituting more than 10% of the Equity Interests of such class held by the Apollo Stockholders immediately following the Closing Date, then the Executive shall have the right (the “Tag-Along Right”) to require that the proposed purchaser purchase from Executive, on the same terms and conditions as apply to the Apollo Stockholders, up to the number of Equity Interests of such class to be transferred (including, in the case of a Transfer of Common Stock, any Common Stock issuable upon the exercise of vested Options (including Options that vest as a result of the consummation of the Transfer to the purchaser)) equal to the number derived by multiplying (a) the total number of Equity Interests of such class that the proposed purchaser has agreed or committed to purchase, by (b) a fraction, the numerator of which is the total number of Equity Interests of such class (including, in the case of a Transfer of Common Stock, any Common Stock issuable upon the exercise of vested Options (including Options that vest as a result of the consummation of the Transfer to the purchaser)) owned by the Executive, and the denominator of which is the aggregate number of Equity Interests of such class owned by the Apollo Stockholders (including shares issuable upon the exercise of rights to acquire Equity Interests of such class), the Executive and all other holders of Equity Interests of such class who have exercised a Tag-Along Right similar to the rights granted to the Executive in the Management Stockholders Agreement (including, in the case of a Transfer of Common Stock any Common Stock issuable upon the exercise of all vested Options (including Options that vest as a result of the consummation of the Transfer to the purchaser)). The intent of this computation is to accord to the Executive the right to sell the same percentage of his or her direct and indirect holdings of Equity Interests of such class as the Apollo Stockholders are entitled to sell in such transaction.

Notwithstanding the foregoing, the Tag-Along Right shall not apply to any Transfer of a “strip” of Equity Interests (a “Syndicate Transfer”) to a non-affiliate third party (an “Frio Transferee”) consummated by the Apollo Stockholders prior to the first anniversary of the Closing Date; provided that after giving pro forma effect to such Syndicate Transfer, Frio Holdings, LLC and its affiliates shall continue to own at least 50% of the Equity Interests of the Company on a fully diluted basis. Any Frio Transferee shall be treated as part of the Apollo Stockholders for all purposes, except as otherwise set forth herein.

If the members of Frio Holdings, LLC at any time propose to Transfer interests in Frio Holdings, LLC to a purchaser (other than to Apollo or any other affiliate), in a single Transfer or a series of Transfers following which Apollo (or any of its affiliates) is not the managing member of Frio Holdings, LLC, then the Executive shall be provided the right to sell the same percentage of his Equity Interests to the purchaser or, at the election of Frio Holdings, LLC, to Frio Holdings LLC (subject to the same procedures and terms as an exercise of Tag Along Rights).

Bring-Along Rights	If the Apollo Stockholders at any time, or from time to time, in one transaction or a series of related transactions, proposes to Transfer any class of Equity Interests (or rights to acquire Equity Interests) to one or more persons (a “Third Party Purchaser”), then the Apollo Stockholders shall have the right (a “Bring-Along Right”), but not the obligation, to require the Executive to tender for purchase to the Third Party Purchaser, on the same terms and conditions as apply to the Apollo Stockholders, a number of shares of Equity Interests of such class and vested Options (including, in the case of a Transfer of Common Stock, any Options that vest as a result of the consummation of the Transfer to the Third Party Purchaser) that, in the aggregate, equal the lesser of (a) the number derived by multiplying (i) the total number of Equity Interests of such class owned by the Executive

(including, in the case of a Transfer of Common Stock, shares of Common Stock issuable in respect of all vested Options held by the Executive whether or not exercised and including any Options that vest as a result of the consummation of the Transfer to the Third Party Purchaser); by (ii) a fraction, the numerator of which is the total number of Equity Interests of such class to be sold by the Apollo Stockholders in connection with the transaction or series of related transactions and the denominator of which is the total number of the then outstanding Equity Interests of such class (including shares issuable upon the exercise of rights to acquire Equity Interests of such class) held by the Apollo Stockholders; or (b) the number of shares as the Apollo Stockholders shall designate in its notice of intent to exercise the Bring-Along Right. For purposes of the foregoing, Apollo Management V, L.P. shall represent the Apollo Stockholders unless another representative is selected by the holders of a majority in interest of the Apollo Stockholders. Notwithstanding the foregoing, the Bring-Along rights shall not apply to any Syndicate Transfer.

Piggyback Registration Rights	Except as otherwise set forth herein, in the event that the Company files a Registration Statement (other than a registration on Form S-4 or S-8 or any successor form to such Forms or any registration of securities as it relates to an offering and sale to management of the Company pursuant to any employee stock plan or other employee benefit plan arrangement) with respect to an offering that includes any class of Equity Interests, the Executive shall be entitled to include in such Registration Statement the same class of Equity Interests then held by him. Notwithstanding the foregoing, if the managing underwriter determines in good faith that marketing factors require a limitation of the number of securities to be underwritten, then the Company and the underwriter may reduce the number of Equity Interests that may be registered and sold by the Executive (provided that any such reduction in the number of Equity Interests that may be registered and sold by the Executive shall be determined pro-rata with all other stockholders).

Restrictive Covenants

The Management Stockholders Agreement shall contain the following restrictive covenants:

(a) Non-Compete: Two years following termination of employment.

(b) Non-Solicitation of employees and customers: Two years following termination of employment.

(c) Confidentiality: In perpetuity.

(d) Non-Disparagement: In perpetuity.

Exhibit B

STOCK OPTION AGREEMENT

EBITDA TARGETS

($ Millions)

Year Ending December 31

EBITDA Targets	2005	2006	2007	2008	2009
EBITDA Target	$185	$230	$250	$270	$290